Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 28th, 2017 (the “Signature Date”), is entered into by and between BRAINSTORM CELL THERAPEUTICS INC., a Delaware corporation with a mailing address of 3 University Plaza Drive, Hackensack, NJ 07601 (the “Company”), and DR. RALPH KERN, an individual, with a mailing address of 959 First Avenue, New York, NY 10022 (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company as of March 6th, 2017 (the “Effective Date”), upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Employment. The Company hereby employs the Executive, and the Executive agrees to accept such employment, upon the terms and conditions herein set forth.

2.                   Employment Period. The term of employment hereunder shall commence on the Effective Date and continue until terminated as provided herein (the “Employment Period”). Executive’s employment with the Company is “at will” and not for a fixed term and is subject to termination in accordance with this Agreement.

3.                   Position and Duties. The Executive hereby agrees to serve as Chief Operating Officer and Chief Medical Officer (“COO/CMO”) of the Company, and shall have those duties, services, responsibilities and authority customarily accorded a person holding such positions in a company such as the Company, including but not limited to those duties, services and responsibilities listed on Exhibit A attached hereto (collectively, the “Executive Duties”). As COO/CMO, the Executive shall report to both the Chief Executive Officer (the “CEO”) of the Company and the Board of Directors of the Company (the “Board”). The Executive shall devote his reasonable best efforts and his full business time and attention to the performance of the Executive Duties to the Company in accordance with the terms hereof and as may reasonably be requested by the Company. Executive shall not engage in any other business or professional activities, either on a full-time or part-time basis, as an employee, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the CEO which shall not be unreasonably withheld; provided, however, that nothing herein shall prevent the Executive from (a) making and managing personal investments consistent with Section 9 of this Agreement and any applicable Company policies as more fully detailed in the Company’s employee manual (the “Employee Manual”), (b) engaging in community and/or charitable activities, including serving as a trustee or board member of charitable organizations, (c) engaging in industry-related activities such as serving on the board or committees of industry organizations, for example but not limited to PhRMA or BIO, or (d) serving as a board member of up to two (2) pharmaceutical or biotechnology companies, so long as any of such activities, either singly or in the aggregate, do not interfere with the proper performance of the Executive Duties or conflict or compete with the Company’s activities as currently conducted or as proposed to be conducted during Executive’s employment.

4.                   Compensation and Other Terms of Employment.

(a)                Base Salary. In consideration of the performance of the Executive Duties, the Executive shall be entitled to receive an annual base compensation during the Employment Period at the rate of Five Hundred Thousand U.S. Dollars (USD$500,000) per year (the “Base Salary”). During the Employment Period, the Board (or a committee thereof) may, at its sole discretion, additionally increase (but not decrease) the Base Salary. No additional compensation shall be payable to the Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed (whether on behalf of the Company or any of its subsidiaries or affiliates), special projects completed, or otherwise. All Base Salary payable hereunder shall be payable in accordance with the Company’s regular payroll practices (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings).

(b)               Bonus Compensation. The Executive shall be eligible to receive an annual cash bonus equal to thirty percent (30%) of Executive’s Base Salary, subject to his satisfaction of pre-established performance goals to be mutually agreed upon by the Board (or a committee thereof) and the Executive each year during the Employment Period. Performance shall be evaluated through a performance management framework and a bonus range based on the target bonus.

(c)                Equity Grant. On the Effective Date and on each anniversary thereafter, the Executive shall receive a grant of restricted stock under the Company’s 2014 Stock Incentive Plan (or any successor or other equity plan then maintained by the Company) comprised of a number of shares of common stock of the Company with a fair market value determined based on the price of the Company’s common stock immediately preceding normal trading hours on the date of grant according to Nasdaq) equal to 30% of the Executive’s Base Salary (the “Equity Grant”). Each Equity Grant shall be contingent upon Executive’s execution of one or more restricted stock agreements in such form and substance as may reasonably be determined by the Company. Each Equity Grant shall vest as to twenty-five percent (25%) of the award on each of the first, second, third and fourth anniversary of the date of grant, provided the Executive remains continuously employed by the Company from the date of grant through each applicable vesting date.  Each Equity Grant shall be subject to accelerated vesting upon a Change of Control of the Company and such other accelerated vesting as provided in this Agreement or the Plan (and any award agreement evidencing such grant, to the extent such award agreement contains more preferential terms).  In the event of the Executive’s termination of employment, the Executive shall retain his right to any vested shares (after taking into account any accelerated vesting) and any portion of the Equity Grant that is not yet vested (after taking into account such accelerated vesting) shall automatically be immediately forfeited to the Company, without the payment of any consideration to the Executive.  In addition, the Executive shall be entitled to receive additional equity or equity-based awards, including stock options, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion.

(d)               Option Grant. As an inducement to enter into the Agreement and commence employment with the Company, on the Effective Date, the Company shall grant the Executive an option to purchase stock of the Company (the “Option”) on shares with a fair market value (as determined based on the closing price of the Company’s common stock at the end of normal trading hours on the date of grant according to Nasdaq) of Two Hundred Thousand U.S. Dollars ($200,000) on the Effective Date. The Option shall be fully vested and exercisable as of the date of grant and shall remain exercisable until the 2nd anniversary of the date of grant, regardless of whether the Executive remains employed by the Company. The exercise price per share shall be equal to the fair market value on the date of grant (as determined based on the price of the Company’s common stock immediately preceding normal trading hours on the date of grant according to Nasdaq). The grant of the Option is also contingent upon Executive’s execution of one or more stock option agreements in such form and substance as may reasonably be determined by the Company which the parties will endeavor to execute within ten (10) days from their mutual execution of this Agreement.

(Solely for clarification purposes, the fair market value of the Company’s common stock on the Effective Date that will be used to calculate the first Equity Grant pursuant to Section 3(c) hereof as well as the Option grant under Section 3(d) shall be the price of the Company’s common stock immediately preceding normal trading hours on March 6th, 2017).

(e)               Change of Control. “Change of Control” means the first to occur of any of the following: (i) The sale, transfer, conveyance or other disposition by the Company, in one or a series of related transactions, whereby an independent third party(s) becomes the beneficial owner of a majority of the voting securities of the Company; (ii) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (iii) any sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no change in ACCBT Corp., ACC International Holdings Ltd. or their affiliates’ ownership of the Company shall be deemed a Change of Control under this Agreement, and none of the following shall, either together or alone, constitute a Change of Control: (A) the subscription for, or issuance of Company securities (whether or not constituting more than 50% of the Company’s issued and outstanding securities (unless such subscription or issuance would result in a Change of Control under clause (i) above)); (B) the issuance or exercise of Board appointment or nomination rights of any kind (whether or not relating to a majority of Board members); (C) preemptive rights to purchase securities of the Company, or the exercise of such rights; (D) the right to consent to Company corporate actions; or (E) the exercise of warrants or options.

(f)                 Business Expenses. Upon presentation of vouchers and similar receipts, the Executive shall be entitled to receive reimbursement in accordance with the policies and procedures of the Company maintained from time to time for all reasonable business expenses actually incurred in the performance of the Executive Duties, and as more fully detailed in the Employee Manual.

(g)                Vacation. The Executive shall be entitled to vacation during each year of the Employment Period in accordance with the Employee Manual; provided, that, the Executive shall be entitled to no less than two (2) weeks of vacation per fiscal year.

(h)               Benefits. The Executive shall be entitled to participate in such employment benefits, including but not limited to a Section 401(k) retirement plan, health, dental, life insurance, and long term disability plans as are established by the Company and as in effect from time to time applicable to executives of the Company. The Company shall provide health and dental insurance plans or, if the Company is unable to provide such plans, the Company will reimburse the Executive for his health and dental insurance costs. The Company shall not be required to establish, continue or maintain any other specific benefits or benefit plans other than health and dental insurance.

(i)                  No Additional Compensation. Except as provided in this Section 4 or as determined in the discretion of the Compensation Committee of the Board, the Executive shall not be entitled to any other compensation, salary or bonuses for services as an employee of Company.

5.                   Termination and Consequences.

(a)                The Executive’s Rights to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Executive may terminate this Agreement at any time, (i) for Good Reason (as defined in Section 5(g) below), or (ii) without Good Reason on (A) thirty (30) days’ prior written notice to the Company through the first anniversary of the Effective Date; (B) sixty (60) days’ prior written notice following the first anniversary of the Effective Date.

(b)               The Company’s Right to Terminate. Notwithstanding any other provision of this Agreement to the contrary, the Company may terminate this Agreement at any time during the term hereof, (i) immediately with Cause (as defined in Section 5(h) below), or (ii) on (A) thirty (30) days’ prior written notice to the Executive through the first anniversary of the Effective Date; or (B) sixty (60) days’ prior written notice following the first anniversary of the Effective Date, without Cause.

(c)                Consequences of Termination without Cause or for Good Reason. If the Company terminates this Agreement or Executive’s employment hereunder without Cause or if the Executive terminates this Agreement or his employment hereunder with Good Reason as defined in Section 5(g) hereof, the Company shall: (i) pay the Executive, as severance pay, an amount equal to six (6) months of his Base Salary (which severance pay shall increase to an amount equal to nine (9) months of his then current Base Salary if such termination occurs after the two-year anniversary of the Effective Date and to an amount equal to twelve (12) months of his then current Base Salary if such termination occurs after the third anniversary of the Effective Date; provided Executive was actively employed by the Company on such anniversary date) (assuming Executive is actively employed by the Company on such anniversary date(the “Payment Period”) payable in a lump sum payment within ninety (90) days following the termination date; and (ii) pay the Executive within thirty (30) days of the termination of his employment (or such revised payment period pursuant to Section 11(o) of this Agreement) any portion of the Bonus Compensation that the Executive would otherwise be entitled to receive during the Payment Period (giving Executive credit for those milestones and performance goals that Executive successfully completed through the effective termination date); (iii) immediately vest in the number of equity or equity based awards that would have vested during the following six (6) months following the effective date of termination of employment; and (iv) shall continue to provide to or pay the cost of continuation of Executive’s and his eligible dependents’ health insurance benefits contemplated under Section 4(g) hereof during the Payment Period. Should the Executive become eligible for health insurance benefits provided by a new employer during the duration of Payment Period, then the Company’s obligation to pay for or reimburse the Executive for health insurance costs will terminate when the Executive’s new health insurance benefit begins. Notwithstanding anything to the contrary, no compensation of any kind shall be payable to the Executive pursuant to this Section 5(c) unless or until Executive executes and delivers a full and general waiver and release to the Company (in favor of the Company, its successors, assigns, Board members, officers, employees, affiliates, subsidiaries, parent companies and representatives), in a form reasonably acceptable to the Company and the Executive, such waiver and release to be delivered by Executive within ten (10) days after the termination of his employment (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law).

(d)               Consequences of Termination With Cause or Without Good Reason. If the Company terminates this Agreement or Executive’s employment hereunder with Cause or the Executive terminates this Agreement or his employment hereunder without Good Reason, then (i) Employee’s Base Salary shall be discontinued upon the termination of the Agreement or his employment hereunder, (ii) no Bonus Compensation, accrued or otherwise, shall be payable for the year in which the termination with Cause or without Good Reason occurs, (iii) to the extent permitted by applicable law, the Executive shall cease to be entitled to participate in any benefit plans or programs maintained by the Company, and (iv) Executive shall forfeit all rights to any unvested Company stock options if terminated by the Company for Cause and shall forfeit all rights with respect to any Company unvested restricted stock if terminated by the Company for Cause or if terminated by the Executive without Good Reason. The Executive shall be entitled to receive payment for all accrued Base Salary and benefits earned through and including the date of termination, including, but not limited to all Bonus Compensation earned, but not yet paid, for the year preceding the year in which such termination occurs, payment for all accrued, unused vacation, reimbursement of all business expenses incurred through the date of termination, and all vested benefits to which the employee is entitled. In addition, the Executive and his eligible dependents shall be entitled to continue all group health benefits at his or their expense, pursuant to applicable law.

(e)               Consequences of Termination for Death or Disability. If the Executive dies or is unable to perform the Executive Duties and/or any other obligations he may have hereunder because of a Disability (as defined herein) during the term of this Agreement, then the Agreement shall terminate, except that the Company shall pay within thirty (30) days of such event (or such revised payment period pursuant to Section 11(o) of this Agreement) all accrued Base Salary and any Bonus Compensation that the Executive would otherwise have been entitled to receive through the date that the Executive’s employment with the Company is terminated and for a period of three (3) months thereafter. In the case of a Disability, the Executive shall also receive any applicable payments and benefits pursuant to any disability plan or policy sponsored or maintained by the Company. The unvested Equity Grant shall remain outstanding in accordance with their existing terms and conditions.

(f)                 Fringe Benefits. In the case of termination under Sections 5(a), (b), (d) or (e) above, inclusive, subject to applicable law, the Company shall discontinue any other benefits and perquisites provided under Section 4 above that are not otherwise provided for effective as of the date that the Company’s obligation to pay Base Salary terminates.

(g)                Definition of Good Reason. “Good Reason” means (i) a material reduction of the Executive’s Base Salary and benefits from the levels in effect immediately prior to the reduction, (ii) a material reduction of the Executive Duties and responsibilities from those in effect immediately prior to the reduction, or (iii) material breach by the Company of any provision of this Agreement after receipt of written notice thereof from the Executive and failure by the Company to cure the breach within thirty (30) days thereafter. A termination by the Executive under Sections 5(g)(i), 5(g)(ii) and/or 5(g)(iii) will not be considered a termination for Good Reason unless within thirty (30) days of the later of the last event relied upon by the Executive to establish Good Reason or Executive’s knowledge thereof, the Executive furnishes the Company with a written statement specifying the reason or reasons why he believes he is entitled to terminate his employment for Good Reason and affords the Company at least thirty (30) days during which to remedy the cause thereof. Such thirty (30)-day notice period may run concurrently with the thirty (30)-day notice specified in Section 5(a) above. Any such termination shall not be deemed a breach of the Agreement.  If the Company timely cures the condition giving rise to Good Reason for the Executive’s resignation, the notice of termination shall become null and void. If the Company does not timely cure the condition giving rise to Good Reason, the Executive’s termination of employment shall be effective as of the end of such cure period.

(h)               Definition of Cause. “Cause” means a good faith finding by the Company of: (i) gross negligence or willful misconduct by Executive in connection with the Executive Duties, (ii) Executive’s indictment for, conviction of, or entry of a plea of guilty or no contest or similar plea with respect to any felony, acts of fraud, misrepresentation, embezzlement, theft, dishonesty or breach of fiduciary duty of loyalty to the Company or any of its subsidiaries, or a material and intentional breach of Sections 7, 9 or 10 hereof by Executive, (iii) willful or repeated failure to follow specific directives of the CEO and/or the Board (or its committees or other designees), (iv) willful failure by Executive (except where due to Disability or where performance of the Executive's duties is prohibited by law) or refusal to perform the Executive Duties, which failure or refusal is not corrected by the Executive within ten (10) business days following receipt by the Executive of written notice from the Company of such failure or refusal, and the actions required to correct the same, to the satisfaction of the CEO, (v) misappropriation by Executive of the assets or business opportunities of the Company or its affiliates, (vi) any intentionally wrongful act or omission by the Executive that has a material adverse effect on the reputation or business of the Company or any of its subsidiaries or affiliates, (vii) a willful and/or knowing breach by Executive of any representations or warranties included in this Agreement, or (viii) Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clause (v) against the Company.

(i)                  Definition of Disability. “Disability” means the inability of the Executive to perform the Executive Duties pursuant to the terms of this Agreement, because of physical or mental disability where such disability shall have existed for a period of more than ninety (90) consecutive days in any two hundred and seventy (270) day period. The existence of a Disability means that the Executive cannot perform the essential functions of his position with or without reasonable accommodation. The fact of whether or not a Disability exists hereunder shall be determined by a professionally qualified medical expert reasonably chosen by the Company.

6.                   Termination Obligations. The Executive hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by the Executive in the course of or incident to his employment by the Company belongs to the Company and shall be promptly returned to the Company upon termination of his employment. As used in this Section 6, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company or any affiliate. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information or Confidential Information (as defined below) of the Company or any affiliate. Upon termination of employment, the Executive shall be deemed to have resigned from all offices then held with the Company or any affiliate.

7.                   Records and Confidential Data.

(a)                Acknowledgement. The Executive acknowledges that in connection with the performance of the Executive Duties during the term of his employment the Company will make available to the Executive, or the Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of his employment by the Company or otherwise (including, without limitation, information that the Executive obtained through or in connection with his relationship with the Company prior to the Effective Date) whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

(b)               Confidentiality Obligations. During the term of his employment and thereafter Executive shall keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of the Executive Duties hereunder, and will be safeguarded by the Executive from unauthorized disclosure. This covenant is not intended to, and does not limit in any way Executive’s duties and obligations to the Company under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.

(c)                Return of Confidential Information. Following the Executive’s termination of employment, upon receipt of a written request from the Company, the Executive will return to the Company or destroy all written Confidential Information which has been provided to the Executive and the Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by the Executive or for the Executive’s use containing or reflecting any Confidential Information. Within ten (10) business days of the receipt of such request by the Executive, the Executive shall, upon written request of the Company, deliver to the Company a notarized document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 7(c).

(d)               Definition. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, and its affiliates and any information obtained by the Company pursuant to a confidentiality obligation to any third party, including, without limitation, marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, software systems, leasing costs, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, or other information of similar character. For purposes of this Agreement, the Confidential Information shall not include and the Executive’s obligations under this Section 6 shall not extend to (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons other than Executives of the Company, its subsidiaries, the Company and the Company’s affiliates not under agreement to maintain the confidentiality of the same and (iii) information which is required to be disclosed by law or legal process. Further, the Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including those gained or learned during the course of the performance of any services hereunder, so long as he applies such information without disclosure or use of any Confidential Information.

(e)               Construction. Any reference to the Company in this Section 7 shall include the Company and/or its subsidiaries.

8.                   Assignment of Inventions.

(a)                Definition of Inventions. “Inventions” mean discoveries, developments, concepts, ideas, methods, designs, improvements, inventions, formulas, processes, techniques, programs, know-how and data, whether or not patentable or registerable under copyright or similar statutes, except any of the foregoing that (i) is not related to the business of the Company or its affiliates, or the Company’s (and its affiliates’) actual or demonstrable research or development, (ii) does not involve the use of any equipment, supplies, facility or Confidential Information of the Company, (iii) was developed entirely on the Executive’s own time, and (iv) does not result from any work performed by the Executive for the Company.

(b)               Assignment. The Executive agrees to and hereby does assign to the Company, without further consideration, all of his right, title and interest in any and all Inventions he may make during the term hereof.

(c)                Duty to Disclose and Assist. The Executive agrees to promptly disclose in writing all Inventions to the Company, and to provide all assistance reasonably requested by the Company in the preservation of the Company’s interests in the Inventions including obtaining patents in any country throughout the world. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not. If the Company cannot, after reasonable effort, secure the Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, whether because of his physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by him.

(d)               Ownership of Copyrights. The Executive agrees that any work prepared for the Company which is eligible for United States copyright protection or protection under the Universal Copyright Convention or other such laws or protections including, but not limited to, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. If any such work is deemed not to be a work made for hire for any reason, the Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s copyright in such work, such assistance to be provided at the Company’s expense but without any additional compensation to the Executive. The Executive hereby agrees to and does hereby waive the enforcement of all moral rights with respect to the work developed or produced hereunder, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

(e)               Litigation. The Executive agrees to render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which the Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not.

(f)                 Construction. Any reference to the Company in this Section 8 shall include the Company and/or its subsidiaries.

9.                   Additional Covenants.

(a)                Non-Interference with Customer Accounts. Executive covenants and agrees that: (i) during his employment, except as may be required by Executive’s employment by the Company, (ii) for a period of one (1) year following the termination of his employment by the Company for Cause or by the Executive without Good Reason and (iii) for a period of one (1) year following the termination of his employment by the Company without Cause or by Executive for Good Reason, Executive shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer, licensee, licensor, consultant or other vendor of the Company with respect to any product, business, activity or service which is directly competitive with any product, business, activity or service of the Company in which the Company is engaged during the term of Executive’s employment, or with respect to Executive’s covenants regarding the periods following termination, in which the Company is engaged at the time of termination and/or was engaged during the one (1) year period prior thereto (a “Company Activity”). By way of example, as of the execution of this agreement, Company Activity can be defined as the development, marketing and sale of autologous mesenchymal stem cell products expressing neurotrophic factors for the treatment of neurodegenerative diseases.

(b)               Non-Competition. Subject to matters and activities approved by the Board in writing, the Executive covenants and agrees that (i) during his employment, and (ii) for a period of six (6) months following the termination of his employment by the Company for Cause or by the Executive without Good Reason or (iii) for a period equal to the Payment Period, but in no event less than three (3) months following the termination of his employment by the Company without Cause or by Executive for Good Reason, Executive shall not own a majority interest in, operate, control, or serve as an executive of any corporation, partnership, proprietorship, firm, association, or other entity that primarily engages in any Company Activity in which the Company is engaged at the time of termination, and/or was engaged during the one (1) year period prior thereto. This Covenant (as defined below) applies to Company Activities in any territory or jurisdiction in which the Company is doing business or is making an active effort to do business at the time of termination, and/or was engaged during the one (1) year period prior thereto. This Covenant does not prohibit the ownership of less than one percent (1%) of the outstanding stock of any public corporation, as long as the Executive is not otherwise in violation of this Covenant.

(c)                No Diversion. Executive covenants and agrees that Executive shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) which the Executive became aware of as the result of his employment with the Company.

(d)       Non-Disparagement. Executive shall not at any time (whether during or after the termination of his employment) make any statement or disclosure or otherwise cause or permit to be stated or disclosed any information which is designed or intended to have a negative impact or adverse effect on the Company or its business. Notwithstanding the foregoing, nothing contained in this Agreement or in this Section 9(d) in particular prohibits the Executive or is intended to prohibit the Executive from providing truthful information about his employment or the Company to any governmental entity, regulatory agency, judicial or dispute resolution forum, or to interfere with or prevent the Executive from commencing, defending or participating fully in a judicial proceeding or dispute resolution process. This Section 9(d) may be raised by the Executive as a complete bar to any claim of Cause hereunder or any proceeding brought under Section 9(f) to the extent the claim of Cause or the proceeding concerns a statement or disclosure permissible under this Section 9(d). The Company shall not, directly or indirectly, at any time (whether during or after the termination of Executive’s employment) make any statement or disclosure or otherwise cause or permit to be stated or disclosed any information which is designed or intended to have a negative impact or adverse effect on the Executive.

(e)       Non-Recruitment. Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, Executive covenants and agrees that during his employment and for a period of two (2) years following the termination of the Employment Period, Executive shall not hire away, nor directly or indirectly entice or solicit or seek to induce or influence any of the Company’s executives to leave their employment.

(f)       Remedies. Executive acknowledges that should he violate any of the covenants contained in Sections 7, 8 and 9(a), (b), (c), and (d) above (collectively, the “Covenants”), it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, the Company shall be entitled to seek temporary injunctive relief without being required to post a bond and permanent injunctive relief. Executive shall be liable to pay all costs including reasonable attorneys’ fees which the Company may incur in enforcing or defending, to any extent, the Covenants, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Company, where the Company succeeds in enforcing any part of the Covenants, and the Company shall be liable to pay all costs including reasonable attorneys’ fees which the Executive may incur in defending, to any extent, any claim that he has violated or intends to violate any of the Covenants, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Executive, where the Company does not succeed in enforcing the Covenants. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.

(g)       Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined that any of the Covenants are unenforceable for any reason, then such Covenant shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

(h)       Tolling. In the event of the breach by Executive of any Covenant the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Executive’s compliance with the Covenants. This Section shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Executive of a Covenant with respect to which this Section applies.

(i)       Construction. Any reference to the Company in this Section 9 shall include the Company and/or its subsidiaries.

10.               No Assignment.

This Agreement and the rights and duties hereunder are personal to the Executive and shall not be assigned, delegated, transferred, pledged or sold by the Executive without the prior written consent of the Company. The Executive hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of the Company or (ii) an equity purchase, merger, or consolidation involving the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

11.               Miscellaneous Provisions.

(a)                Intentionally Omitted.

(b)               Payment of Taxes. Any payments otherwise due under this Agreement to the Executive, including, but not limited to, the Base Salary and any bonus compensation shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.

(c)                Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally or (ii) after the expiration of five days from the date upon which such notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by prepaid telegram or facsimile transmission (with written confirmation of receipt) or (iv) after the expiration of the second business day following deposit with documented overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the addresses set forth above, or any other address which shall be provided by due notice.

(d)               Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

(e)               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 11(m) of this Agreement shall be instituted and litigated only in federal, state or local courts sitting in Newark, New Jersey and each of such parties hereby consents to the exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.

(f)                 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE, RELEASE AND RELINQUISH ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS TO ENFORCE AN ARBITRATOR’S DECISION PURSUANT TO SECTION 11(l) OF THIS AGREEMENT.

(g)                Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(h)               Entire Understanding. This Agreement including the Plan, all Exhibits and Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by the Executive, the Company and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within.

(i)                  Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

(j)                 Amendments. Except as set forth in Sections 9(g) and 11(d) above, this Agreement shall not be changed or amended unless in writing and signed by both the Executive and the Company.

(k)                Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that restricts Executive from serving in the position and/or performing the Executive Duties set forth herein and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive further represents and warrants to the Company that Executive has never (i) filed for personal bankruptcy; (ii) been the subject of an SEC disciplinary matter or been sanctioned by the SEC; (iii) been convicted or plead no contest to any crime (other than minor traffic violations); or (iv) been held liable in a court of law for acts of dishonesty in a business context.

(l)                  The Executive’s Acknowledgement. The Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. The Executive shall be reimbursed by the Company for the reasonable expense of review of this Agreement by such counsel.

(m)             Arbitration. Except as provided in Section 11(e) hereof, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Newark, New Jersey, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence, and the parties agree that the arbitrators may impose sanctions in their discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If the Executive, on the one hand, and the Company, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by the Company and the Executive from a list of five (5) potential arbitrators provided by AAA. Such list shall be provided within ten (10) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two (2) business days following both parties’ receipt of the list of five (5) potential arbitrators. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or his opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator’s fees and expenses shall be shared equally by the parties.

(n)               Attorney’s Fees. If any arbitration is brought under Section 11(m), the arbitrator may award the successful or prevailing party reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. If any other proceeding is brought by one party against the other in connection with or relating in any manner to this Agreement, or to enforce an arbitration award, the successful or prevailing party (as determined by an independent third party, e.g. a judge) shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

(o)               Special Payment Provision. Notwithstanding any provision in the Agreement to the contrary:

(i)       This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder such that no payment provided hereunder shall be subject to an “additional tax” within the meaning of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments due under this Agreement shall not be subject to any additional tax. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(ii)       If payment or provision of any amount or other benefit that is a “deferral of compensation” subject to section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount of benefit to additional tax pursuant to section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring such additional tax. In the event this Section 11(o)(ii) requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date of the payment should otherwise have been provided.

(iii)       If any payment or benefit permitted or required under this Agreement is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

(p)               Survival. Sections 6, 7, 8 and 9 (as well as any provisions of this Agreement necessary to give effect thereto) shall survive the termination of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

THE COMPANY:

BRAINSTORM CELL THERAPEUTICS INC.

By:	/s/ Chaim Lebovits
Name: Chaim Lebovits
Title: President and Chief Executive Officer

THE EXECUTIVE:

By:	/s/ Ralph Kern, M.D.
Name: Ralph Kern, M.D.
Title: In his individual capacity

EXHIBIT A

Executive Duties

The Executive shall provide operational support and overview of the Company and reports to the CEO.  The Executive’s core duties and responsibilities shall include:

1. Work in close coordination with the CEO on major operational activities of the Company, including without limitation, clinical operations and scientific research, external collaborations and stakeholder engagements, commercial and marketing activities, regulatory affairs, and compliance.

2. Work in close coordination with the Company’s management team to ensure adequate quality and compliance policies, procedures, monitoring and managerial controls are in place throughout the organization and are effectively supporting all company operations.

3. Coordinate and fully execute the Company's Therapeutic Biologic Applications (BLA) with the FDA.

4. Attend major external congresses at which Executive will fully support and represent the Company's presence and commercial activities (and in particular, present those developments within the Company which the Executive is requested to highlight by the CEO and/or the Board). Similarly, the Executive shall, in coordination with the CEO and the Board, actively and continually present the Company to both institutional and retail investors during roadshows and non-deal roadshows alike.

5. Work in close coordination with the CEO and the Company’s executive management team to develop commercial strategies, including without limitation, the development of target product profiles, forecasts, competitive intelligence and market research activities, go-to-market models, and approval of all agreements and contracts supporting commercial activities.

6. Various other matters, including but not limited to direct reports, administration, preparation for and participation in board meetings, and any other duties, services, responsibilities, and authority which may need to be assigned to COO/CMO, from time to time, by the CEO or the Board.

7. Except while the Executive is travelling, the Executive will work out of the Company’s Hackensack, NJ office, and will make commercially reasonable efforts to be present in the Company’s office during normal business hours, Monday thru Friday.

AMENDMENT No. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO.1 TO EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of March 3, 2017 (“Amendment Effective Date”), by and between BRAINSTORM CELL THERAPEUTICS INC., a Delaware corporation with a mailing address of 3 University Plaza Drive, Hackensack, NJ 07601 (the “Company”), and DR. RALPH KERN, an individual, with a mailing address of 959 First Avenue, New York, NY 10022 (the “Executive”).

WITNESSETH:

WHEREAS, Company and Executive entered into that certain Employment Agreement, dated February 28, 2017 (the “Agreement"); and

WHEREAS, Company and Executive desire to amend and clarify the terms of their

Agreement as provided in this Amendment.

NOW, THEREFORE, it is hereby agreed as follows:

1. The terms of the Agreement are hereby amended as follows:

a. Paragraph 4(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c) Equity Grant. On the Effective Date and on each anniversary thereafter, the Executive shall receive a grant of restricted stock under the Company’s 2014 Stock Incentive Plan (or any successor or other equity plan then maintained by the Company) comprised of a number of shares of common stock of the Company with a fair market value determined based on the closing price of the Company’s common stock at the end of normal trading hours on the business day immediately preceding the Effective Date according to Nasdaq equal to 30% of the Executive’s Base Salary (the “Equity Grant”). Each Equity Grant shall be contingent upon Executive’s execution of one or more restricted stock agreements in such form and substance as may reasonably be determined by the Company. Each Equity Grant shall vest as to twenty-five percent (25%) of the award on each of the first, second, third and fourth anniversary of the date of grant, provided the Executive remains continuously employed by the Company from the date of grant through each applicable vesting date. Each Equity Grant shall be subject to accelerated vesting upon a Change of Control of the Company and such other accelerated vesting as provided in this Agreement or the Plan (and any award agreement evidencing such grant, to the extent such award agreement contains more preferential terms). In the event of the Executive’s termination of employment, the Executive shall retain his right to any vested shares (after taking into account any accelerated vesting) and any portion of the Equity Grant that is not yet vested (after taking into account such accelerated vesting) shall automatically be immediately forfeited to the Company, without the payment of any consideration to the Executive. In addition, the Executive shall be entitled to receive additional equity or equity-based awards, including stock options, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion.

b. Paragraph 4(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

(d) Option Grant. As an inducement to enter into the Agreement and commence employment with the Company, on the Effective Date, the Company shall grant the Executive an option to purchase common stock of the Company (the “Option”) on shares with a fair market value (as determined based on the closing price of the Company’s common stock at the end of normal trading hours on the business day immediately preceding the Effective Date according to Nasdaq) of Two Hundred Thousand U.S. Dollars ($200,000) on the Effective Date. The Option shall be fully vested and exercisable as of the date of grant and shall remain exercisable until the 2nd anniversary of the date of grant, regardless of whether the Executive remains employed by the Company. The exercise price per share shall be equal to the fair market value on the date of grant (as determined based on the price of the Company’s common stock immediately preceding normal trading hours on the date of grant according to Nasdaq). The grant of the Option is also contingent upon Executive’s execution of one or more stock option agreements in such form and substance as may reasonably be determined by the Company which the parties will endeavor to execute within ten (10) days from their mutual execution of this Agreement.

c. The Paragraph following Section 4(d) of the Agreement (which isn’t numbered)

is hereby deleted in its entirety.

2. Except as above amended, the Agreement is and shall remain in full force and effect and binding upon the parties.

3. This Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy hereof.

4. This Amendment shall be governed under the laws of the State of New Jersey.

IN WITNESS WHEREOF, this Amendment has been executed as of the Amendment Effective

Date.

THE COMPANY:

BRAINSTORM CELL THERAPEUTICS INC.
By:	/s/ Chaim Lebovits
Name: Chaim Lebovits
Title: President and Chief Executive Officer

THE EXECUTIVE:
By:	/s/ Ralph Kern, M.D.
Name: Ralph Kern, M.D.
Title: In his individual capacity

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